Exhibit 10.2

SUBLEASE

1.	PARTIES.

This Sublease, dated as of January 27, 2017, is made between Neothetics, Inc., a Delaware corporation (“Sublessor”), and Abacus Data Systems, Inc., a California corporation (“Sublessee”).

2.	MASTER LEASE.

Sublessor is the lessee under a written lease dated July 3, 2008, which has 10 subsequent amendments (as amended, the “Master Lease”), wherein LJ Gateway Office, LLC, a Delaware limited liability company (“Lessor”) (as successor-in-interest to WW&LJ Gateways, LTD., a California limited partnership) leased to Sublessor (as successor-in-interest to Lipothera, Inc., a Delaware corporation) the real property located in the City of San Diego, County of San Diego, State of California, described as: 9171 Towne Centre Drive, Suite 270, San Diego, California,  92122 (“Master Premises”).

3.	PREMISES.

Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease the entire Master Premises of 11,107 rentable square feet in Suite 270 at 9171 Towne Centre Drive (the “Premises”).

4.	WARRANTY BY SUBLESSOR.

Sublessor warrants and represents to Sublessee that, as of the date hereof, to Sublessor’s actual knowledge, Sublessor is not in material default or material breach of any of the provisions of the Master Lease, and that, as of the date hereof, Sublessor has no actual knowledge of any claim by Lessor that Sublessor is in material default or material breach of any of the provisions of the Master Lease.

5.	TERM.

The Sublease term shall expire March 31, 2020, coterminous with the Master Lease, subject to any earlier termination thereof in accordance with the Master Lease.  The term of this Sublease (“Term”) shall commence upon the occurrence of both of the following events:  (a) possession of the Premises, in its existing AS-IS condition, without any obligation on the part of Sublessor to construct any improvements for Sublessee or to perform any work therein (“Possession”), has been given to Sublessee by Sublessor; and (b) the parties have received Lessor’s written consent (“Consent”) to this Sublease.  The date upon the occurrence of (a) and (b) in the preceding sentence is defined herein as the “Commencement Date”, which is estimated to occur on approximately February 15, 2017.  The Sublease Base Rent payments shall commence thirty (30) days after the Commencement Date.  This thirty (30) day period after the Commencement Date (“Move-In Period”) is intended to help Sublessee to offset its costs to construct its improvements and fit out the Premises for its needs, and also to grow into the Premises. Sublessee shall have full use of and access to the Premises during the Move-In Period in compliance with the terms of this Sublease, even though Base Rent is abated during such time.  The 31st day after the Commencement Date shall be the “Rent Commencement Date.” Sublessor shall send Sublessee notice of the Commencement Date and Rent Commencement Date, which notice Sublessee shall acknowledge by executing a copy of same and returning it to Sublessor.  If for any reason the Commencement Date shall not have occurred by February 15, 2017, the validity of this Sublease shall not be impaired (subject to the termination rights set forth in the last paragraph of Section 6 below).  Notwithstanding the foregoing, and subject to the termination rights set forth in the last paragraph of Section 6 below, if the Commencement Date has not occurred by February 15, 2017, then Sublessee may give written notice to Sublessor, delivered no later than February 28, 2017, of Sublessee’s intention to cancel this Sublease, provided that the Commencement Date shall not have occurred prior to delivery of such notice.  Said notice shall set forth an effective date for such cancellation which shall be at least five (5) days after delivery of said notice to Sublessor and no more than ten (10) days after delivery of said notice (the “Cancellation Date”).  If the Commencement Date shall occur on or before the Cancellation Date, this Sublease shall remain in full force and effect, subject to the termination rights in the last paragraph of Section 6 below.  If the Commencement Date shall not have occurred on or before the Cancellation Date, subject to the

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Exhibit 10.2

termination rights in the last paragraph of Section 6 below, this Sublease shall be cancelable by Sublessee by written notice to Sublessor delivered no later than that date which is ten (10) days following the Cancellation Date, in which case any security deposit or rent previously paid by Sublessee to Sublessor on account of this Sublease shall be returned to Sublessee, this Sublease shall thereafter be of no further force or effect, and Sublessor shall have no further liability to Sublessee on account of such delay or cancellation.

6.	RENT.

Sublessee shall pay to Sublessor the rent payable by Sublessee hereunder (“Rent”), without deduction, setoff, notice or demand, by electronic fund transfer or Automatic Clearing House transfer pursuant to wire instructions provided by Sublessor from time to time, or by check to the rent payment address provided by Sublessor from time to time, in advance on the first day of each month.  Sublessee shall pay to Sublessor upon execution of this Sublease $27,768 as Base Rent for the second (2nd) month of the Term (the first (1st) month’s Base Rent being abated during the Move-In Period) and an additional $30,317 as a Security Deposit to be treated in the same manner as is outlined in the Master Lease.  If the Term begins on a day other than the first day of a month, the Base Rent for the partial months shall be prorated on a per diem basis based on the actual number of days in the month in which the Sublease commences.

Additional provisions:

•

BASE RENT SCHEDULE:  As of the Rent Commencement Date, the first year’s Base Rent shall be $2.50 per rentable square foot per month and shall increase by three percent (3%) on each annual anniversary of the Sublease Commencement Date. The Base Rent shall be for a full service gross rate.

•

ADDITIONAL RENT: In addition to Base Rent, throughout the Term, Sublessee shall pay to Sublessor “Tenant’s proportionate share of Building Costs and Property Taxes” in connection with the Premises in accordance with the terms of the Master Lease; provided that, Sublessee shall have a fiscal Base Year from 7-1-17 to 6-30-18 for calculating Tenant’s proportionate share of Building Costs and Property Taxes.   Additionally, throughout the Term, Sublessee shall pay to Sublessor as additional rent for this subletting all other building charges incurred at the request of, or on behalf of, Sublessee, or with respect to the Premises and all other additional expenses, costs and charges payable to Lessor in connection with Sublessee’s use of the Premises, including parking costs.  All amounts due under this paragraph as additional rent shall be payable with monthly Base Rent in the same manner, time and place as Base Rent (irrespective of any abatement of Base Rent hereunder).

•

RENT ABATEMENT: Provided that Sublessee shall faithfully perform all of the terms and conditions of this Sublease, Sublessee shall not be required to pay Base Rent for months one (1) (i.e., the “Move-In Period”), three (3) and four (4) of the Term after the Commencement Date.  In addition, Sublessee shall receive five (5) months of 50% Base Rent abatement for months 5 (five) through nine (9) of the Term after the Commencement Date.

•

BUILDING CONDITION: The taking of Possession of the Premises by Sublessee shall be conclusive evidence that Sublessee accepts the same “AS IS” and that the Premises are suited for the use intended by Sublessee and were in good and satisfactory condition at the time such Possession was taken.  Neither Sublessor nor Sublessor’s agents has made any representation or warranty as to the present or future suitability of the Premises for the conduct of Sublessee’s business.

•

This Sublease is expressly conditioned upon the parties obtaining the Consent.  In the event the Consent has not been obtained within thirty (30) days after the execution hereof, then this Sublease may be terminated by either party hereto upon notice to the other, and upon such termination neither party hereto shall have any further rights against or obligations to the other party hereto.

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Exhibit 10.2

7.	OTHER PROVISIONS OF SUBLEASE.

This Sublease is subject and subordinate to the Master Lease.  All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor were the lessor thereunder, Sublessee the lessee thereunder, and the Premises the Master Premises, except for the following: any renewal or expansion rights set forth in the Master Lease.  Sublessee assumes and agrees to perform the lessee’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises, except that the obligation to pay rent to Lessor under the Master Lease shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Section 6 of this Sublease.  Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease.  Sublessee shall indemnify Sublessor, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys’ fees) incurred as a result of the non-performance, non-observance or non-payment of any of Sublessor’s obligations under the Master Lease which, as a result of this Sublease, became an obligation of Sublessee.  Sublessor shall exercise due diligence in attempting to cause Lessor to perform its obligations under the Master Lease for the benefit of Sublessee.  In the event Sublessee shall be in default of any covenant of, or shall fail to honor any obligation under this Sublease, Sublessor shall have available to it against Sublessee all of the remedies available (a) to Lessor under the Master Lease in the event of a similar default on the part of Sublessor thereunder or (b) at law or in equity.  If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease.  Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the building or project of which the Master Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.

8.	ATTORNEYS’ FEES.

If Sublessor or Sublessee shall commence legal action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys’ fees.

9.	AGENCY DISCLOSURE.

Sublessor and Sublessee each warrant that they have dealt with no other real estate broker in connection with this transaction except Hughes Marino, who represents both Sublessor and Sublessee. Sublessor and Sublessee hereby confirm that they were timely advised of the dual representation and that they consent to the same, and that they do not expect Hughes Marino to disclose to either of them the confidential information of the other party.

10.	COMMISSION.

Sublessor shall pay a leasing commission to Hughes Marino of four percent (4%) of the aggregate Full Service Gross Rent. Such commission shall be paid by the Sublessor fifty percent (50%) upon mutual execution of this Sublease and the Consent and fifty percent (50%) upon the Commencement Date.

11.	NOTICES.

All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing.  All notices and demands by the Sublessor to Sublessee shall be mailed to the Sublessee at the Premises, or to such other place as Sublessee may from time to time designate in a notice to the Sublessor.  All notices and demands by the Sublessee to Sublessor shall be mailed to the Sublessor at the address designated in writing by Sublessor from time to time, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee.

12.	DISCLOSURE.

For purposes of Section 1938(a) of the California Civil Code, Sublessor hereby discloses to Sublessee, and Sublessee hereby acknowledges, that the Premises has not undergone inspection by a Certified Access Specialist (CASp) (defined by California Civil Code Section 55.52). Pursuant to California Civil Code Section

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Exhibit 10.2

1938, Sublessee is hereby notified that a CASp can inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the Premises, Sublessor may not prohibit Sublessee from obtaining a CASp inspection of the Premises for the occupancy of the Sublessee, if requested by Sublessee.  Sublessor and Sublessee shall mutually agree on the arrangements for the time and manner of any CASp inspection, the payment of the fee for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

13.	OFAC.

Sublessee hereby represents and warrants that neither Sublessee nor any officer, director, employee, partner, member or other principal of Sublessee (collectively, “Sublessee Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such person and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC).  In the event Sublessee or any Sublessee Party is or becomes listed as an SDN, Sublessee shall be deemed in breach of this Sublease and Sublessor shall have the right to terminate this Sublease immediately upon written notice to Sublessee.

14.	MISCELLANEOUS.

Each person signing on behalf of a party hereto hereby represents and warrants that such person has the capacity set forth on the signature pages hereof and has full power and authority to bind such party to the terms hereof.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Sublease and this Sublease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Sublessor to Sublessee with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Sublease.  If this Sublease is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same Sublease.  Submission of this Sublease by Sublessor is not an offer to enter into this Sublease but rather is a solicitation for such an offer by Sublessee.  Sublessor shall not be bound by this Sublease until Sublessor has executed and delivered the same to Sublessee.

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Exhibit 10.2

SUBLESSOR:	SUBLESSEE:

Neothetics, Inc.,Abacus Data Systems, Inc.,
a Delaware corporation a California corporation

By: /s/ Susan A. Knudson	By: /s/ Alessandra Lezama

Title: Chief Financial Officer	Title: Chief Executive Officer

Date: January 31, 2017	Date: January 27, 2017

By: /s/ Major Horton

Title: Chief Financial Officer

Date: January 27, 2017

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